EXHIBIT 23.1 - Consent Of Morgan and Company Chartered Accountants






                       INDEPENDENT AUDITORS' CONSENT




We consent to the use in the amended Registration Statement of Trafalgar Ventures Inc. on Form SB-2 of our Auditors' Report, dated May 30, 2003, on the balance sheets of Trafalgar Ventures Inc. as at April 30, 2003 and 2002, and the related statements of loss, cash flows, and shareholders' equity for the year ended April 30, 2003, and for the period from February 6, 2002 (date of inception) to April 30, 2002.

In addition, we consent to the reference to us under the heading "Interests Of Named Experts And Counsel" in the Registration Statement.




Vancouver, Canada                               "Morgan & Company"

November 5, 2003                            Chartered Accountants